UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2022

Waste Connections, Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1-34370	98-1202763
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6220 Hwy 7, Suite 600

Woodbridge

Ontario L4H 4G3

Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 532-7510

Not Applicable

(Former name or address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	WCN	New York Stock Exchange Toronto Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information contained in Item 2.03 below is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 25, 2022 (the “Closing Date”), Waste Connections, Inc., a corporation organized under the laws of Ontario, Canada (the “Company”), entered into a financing agreement, as described herein. All references herein to “dollars” or “$” are to U.S. dollars and references to C$ are to Canadian dollars.

Letter of Credit Facility Reimbursement Agreement

On the Closing Date, the Company, as applicant, entered into a Letter of Credit Facility Reimbursement Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “LC Agreement”) with The Bank of Nova Scotia (the “Bank”). Capitalized terms used below and not otherwise defined shall have the meanings given to such terms in the LC Agreement.

Pursuant to the terms of the LC Agreement, the Bank committed to providing a $95 million letter of credit facility (the “Facility”) to the Company, pursuant to which letters of credit and certain other credit products (including guarantee products) are to be issued at the Company’s request subject to the conditions set forth therein. Credit products issued under the Facility may be denominated in U.S. dollars and Canadian dollars. The Facility matures on February 25, 2025 (the “Maturity Date”).

The letter of credit fees payable under the LC Agreement range from 0.650% to 0.850% per annum depending on the Company’s leverage ratio. The Company will also pay a fee based on its leverage ratio on the actual daily unused amount of the Facility ranging from 0.070% to 0.100% per annum. Overdue amounts shall accrue additional interest at the Canadian prime rate in the case of amounts payable in Canadian dollars and at the U.S. prime rate in the case of amounts payable in U.S. dollars, in each case plus 2% per annum.

Subject to the consent of the Bank and additional deliveries to be agreed, the Company has the option to request increases in the aggregate availability of the Facility and/or extensions to the Maturity Date.

The letters of credit and other credit products issued under the LC Agreement are unsecured and there are no subsidiary guarantors under the LC Agreement; provided that certain contingencies may require the posting of cash collateral (or other credit support acceptable to the Bank in its sole discretion) pursuant to the terms of the LC Agreement.

The LC Agreement contains customary representations, warranties, covenants and events of default. If any event of default shall have occurred and be continuing, the Bank may take a number of actions, including, among others, terminating the Facility, declaring all obligations then outstanding under the LC Agreement to be due and payable and requiring the posting of cash collateral (or other credit support acceptable to the Bank in its sole discretion).

The above references to and description of the LC Agreement do not purport to be complete and are qualified in their entirety by reference to the LC Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1	Letter of Credit Facility Reimbursement Agreement, dated as of February 25, 2022, by and between Waste Connections, Inc. and The Bank of Nova Scotia
104	The cover page of Waste Connections, Inc. on Current Report on Form 8-K formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.
Date: February 25, 2022
	By:	/s/ Mary Anne Whitney
Mary Anne Whitney
Executive Vice President and Chief Financial Officer